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                                                                     Exhibit  99


FORE Systems, Inc. Announces Preliminary Fourth Quarter Financial Results

Pittsburgh, Pennsylvania - April 1, 1997 - FORE Systems, Inc. (NASDAQ:FORE) today announced preliminary financial results for its fourth fiscal quarter ending March 31, 1997.

Revenue for the fourth quarter of fiscal 1997, based on a preliminary analysis, will be between $100 million and $103 million or an increase of approximately 35% over last year's fourth quarter revenue of $75.3 million. Preliminary net income and earnings per share, prior to inclusion of a one-time non-recurring litigation settlement by FORE's ALANTEC Corporation subsidiary of approximately $8.25 million, is expected to be between $9 million and $10 million and between $.09 and $.10 per share. Earnings per share, after inclusion of the one-time non-recurring litigation settlement by FORE's ALANTEC subsidiary of approximately $8.25 million, will be between $.04 and $.05 per share, as compared to a net loss of $9.6 million and $.11 per share reported in the fourth quarter of fiscal 1996. Financial results for the fourth quarter of fiscal 1996 included a $27 million pre-tax charge for merger-related expenses associated with the acquisition of ALANTEC.

Revenue for the year ended March 31, 1997 will be between $394 million and $397 million, an increase of approximately 68% from the $235 million reported for the entire fiscal 1996 year. Full-year net income and earnings per share, including merger-related expenses of $1,747,000 from acquisitions completed during the year and including the one-time non-recurring litigation settlement by FORE's ALANTEC subsidiary of approximately $8.25 million, will be between $41 million and $43 million and between $.42 and $.43 per share.

Commenting on the preliminary results for the fourth fiscal quarter and the fiscal year, Eric Cooper, FORE's Chairman and CEO, said, "We believe that, given our leadership in ATM and our recent acquisitions of complementary technologies, we are well-positioned to continue to benefit from the strong demand for high-end networking solutions. However, the overall rate of growth in the networking industry appears to have slowed and our fourth quarter results were affected by several factors, including increased competition in the switched networking segment of the market, longer sales cycles for the larger deals for which we now compete and slower sales growth in international markets. Although these factors are adversely affecting our rate of growth, we remain optimistic about the long-term prospects of ATM-based networking in the enterprise and service provider markets."

Final financial results for FORE's fourth fiscal quarter ending March 31, 1997 are expected to be released on April 24, 1997.

FORE Systems is a worldwide leader in the design, development, manufacture and sale of high-performance networking products based on ATM (asynchronous transfer mode) technology. FORE offers the most comprehensive ATM product line available today including ForeRunner(R) ATM switches and adapter cards, PowerHub(R) LAN switches and CellPath(TM) WAN multiplexers for ATM connectivity, ForeThought(TM) Internetworking Software and ForeView(R) Network Management Software. FORE has delivered ATM and LAN switching solutions to over 4,000 customers including Fortune 500 companies, telecommunications service providers, government agencies, research institutions and universities. FORE Systems' headquarters are located at 1000 FORE Drive, Warrendale, Pennsylvania 15086. FORE Systems can be reached by telephone at (412) 742-4444, by e-mail at info@fore.com and on the Internet at http://www.fore.com. Investor Relations can be reached directly at (800) 713-1734.

This press release contains forward-looking statements with respect to financial results, growth rate trends and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including risks that future sales and growth rates for the industry and the Company could be lower than anticipated. For a detailed discussion of these risks and other risk factors affecting FORE Systems, please refer to the risk factors set forth in the FORE Systems Annual Report on Form 10-K for the fiscal year ended March 31, 1996.